EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No. 1 CUSIP No.: 59018YE80	PRINCIPAL AMOUNT 6,000 Units, $1,000 principal amount per Unit ($6,000,000 aggregate principal amount)

MERRILL LYNCH & CO., INC.

MEDIUM-TERM NOTE, SERIES C

100% Principal Protected Notes

Linked to the 30-Year/10-Year/2-Year U.S. Dollar Constant Maturity Swap Rates

due June 29, 2022

(the “Notes”)

MERRILL LYNCH & CO., INC., a Delaware corporation (hereinafter referred to as the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the Redemption Amount (as defined below) per Unit on June 29, 2022 (the “Stated Maturity Date”) or the Early Redemption Date (as defined below), as the case may be, and to pay interest on the principal amount hereof, at a rate per annum determined in accordance with the provisions hereof, until the Redemption Amount is paid or duly made available for payment in such coin or currency of the United States of America as at the time of payment is legal tender for public and private debts.

Payment on the Stated Maturity Date

Unless this Note has been earlier redeemed by the Company, on the Stated Maturity Date, a Holder (as defined below) shall receive a cash payment equal to, with respect to each Unit, $1,000, plus any accrued and unpaid interest per Unit (the “Redemption Amount”).

Interest

The Company shall pay interest in cash in arrears on each Interest Payment Date (as defined below) commencing with the first Interest Payment Date next succeeding June 29, 2007 (the “Original Issue Date”), to and including the Stated Maturity Date or Early Redemption Date, as applicable. The “Interest Payment Dates” for this Note shall be the 29th day of March, June, September and December of each year, commencing in September 2007, or the Stated Maturity Date or the Early Redemption Date, as the case may be. Interest will accrue from and including the Original Issue Date, for the initial interest period, or the most recent Interest Payment Date, to but excluding the next succeeding Interest Payment Date or the Stated Maturity Date or the Early Redemption Date, as the case may be. Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes) is registered (the “Holder”) at the close of business on the fifteenth calendar day (whether or not a Business Day, as defined below) immediately preceding the related Interest Payment Date (the “Record Date”); provided, however, that interest payable on the Stated Maturity Date or the Early Redemption Date, as the case may be, will be payable to the person to whom the Redemption Amount shall be payable. Any such interest not so punctually paid or duly provided for on any Interest Payment Date other than the Stated Maturity Date or the Early Redemption Date, as the case may be, (“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the close of business on any Record Date and, instead, shall be paid to the person in whose name this Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee (as defined below) hereinafter referred to, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, all as more fully provided for in the Indenture.

Interest on this Note shall accrue during the eight initial quarterly interest periods at 9.00% per annum. During the quarterly interest period beginning on June 29, 2009 and during each quarterly interest period thereafter, interest shall accrue on the Notes at 9.00% per annum multiplied by the Accrual Feature (as defined below).

The “Accrual Feature” shall equal the number of Business Days during the applicable quarterly interest period on which CMS30 (as defined below) is equal to or greater than CMS10 (as defined below) and CMS10 is equal to or greater than CMS2 (as defined below), divided by the number of Business Days during such quarterly interest period, provided that CMS30, CMS10 and CMS2 on the seventh Business Day prior to the end of a quarterly interest period will be deemed to the rate applicable to each of the seven Business Days prior to the end of such quarterly interest period.

“CMS30” equals the 30-year U.S. Dollar Constant Maturity Swap Rate, expressed as a percentage, as quoted on Reuters page ISDAFIX1, at 11:00 a.m., New York City time.

“CMS10” equals the 10-year U.S. Dollar Constant Maturity Swap Rate, expressed as a percentage, as quoted on Reuters page ISDAFIX1, at 11:00 a.m., New York City time.

“CMS2” equals the 2-year U.S. Dollar Constant Maturity Swap Rate, expressed as a percentage, as quoted on Reuters page ISDAFIX1, at 11:00 a.m., New York City time.

If CMS30, CMS10 and/or CMS2 are not quoted on Reuters page ISDAFIX1, or any page substituted therefor, then CMS30, CMS10 and CMS2 shall be a percentage determined on the basis of the mid-market semi-annual swap rate quotations provided by three banks chosen by the Calculation Agent (as defined below) at approximately 11:00 a.m., New York City time, on that day, and, for this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on the basis of a 360-day year consisting of twelve 30-day months, of a fixed for floating U.S. dollar interest rate swap transaction with a term equal to 30 years, 10 years or 2 years, as applicable, commencing on the applicable date and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on the actual number of days in a 360-day year, is equivalent to USD-LIBOR-BBA, as quoted on Reuters page LIBOR01 at 11:00 a.m., New York City time, with a designated maturity of three months. The Calculation Agent shall request the principal New York City office of each of the three banks chosen by the Calculation Agent to provide a quotation of its rate. If at least three quotations are provided, the rate for the relevant date shall be the arithmetic mean of the quotations. If two quotations are provided, the rate for the relevant date shall be the arithmetic mean of the two quotations. If only one quotation is provided, the rate for the relevant date shall equal that one quotation. If no quotations are available, then CMS30, CMS10 and CMS2 shall be the rates the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 11:00 a.m., New York City time, on the relevant date.

Each interest period (other than the initial interest period from and including the Original Issue Date to but excluding September 29, 2007) shall commence on, and shall include, an Interest Payment Date, and shall extend to, but shall exclude, the next succeeding Interest Payment Date, Stated Maturity Date or Early Redemption Date, as the case may be.

As used herein, “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

As used herein, the “Calculation Agent” is Merrill Lynch Capital Services, Inc. All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the Holders and beneficial owners of this Note.

Payment of the Redemption Amount and interest in respect of this Note due on the Stated Maturity Date or the Early Redemption Date, as the case may be, will be made in immediately available funds upon presentation and surrender of this Note at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York. Payment of interest due on any Interest Payment Date other than the Stated Maturity Date or Early Redemption Date will be made at the aforementioned office or agency maintained by the Company or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee on the Record Date; provided, however, that a Holder of U.S.$10,000,000 or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if such Holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 calendar days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

If any Interest Payment Date falls on a day that is not a Business Day, the required payment of the Redemption Amount, Early Redemption Amount (as defined below) and/or interest shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of such delayed payment.

Early Redemption at the Option of the Company

The Company, in its sole discretion, may redeem the Notes, in whole but not in part, on any quarterly Interest Payment Date, beginning on June 29, 2009, to but excluding the Stated Maturity Date (the date on which the early redemption, if any, occurs being the “Early Redemption Date”) by giving notice to the Trustee at least five scheduled Business Days prior to the Early Redemption Date. The Holder should expect to receive less than five Business Days’ notice. The notice to the Trustee will specify the Early Redemption Date. The Trustee will provide notice of the early redemption election to the registered holders of the Notes, specifying the Early Redemption Date.

In the event the Company redeems the Notes prior to the Stated Maturity Date, the Holder shall receive a cash payment, per Unit, equal to $1,000 plus any accrued and unpaid interest per Unit to but excluding the Early Redemption Date (“Early Redemption Amount”).

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of Securities (hereinafter called the “Securities”) of the Company designated as its Medium-Term Notes, Series C. The Securities are issued and to be issued under an indenture (the “Indenture”) dated as of April 1, 1983, as amended and restated, between the Company and The Bank of New York (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

The Notes are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the

Company within 60 days, (y) the Company executes and delivers to the Trustee a Company Order to the effect that this Note shall be exchangeable or (z) an Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Notes, this Note shall be exchangeable for Notes in definitive form of like tenor and of an equal aggregate principal amount, in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

This Note is not subject to any sinking fund.

In case an Event of Default with respect to any Notes shall have occurred and be continuing, the amount payable to a Holder of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the amount payable on the Stated Maturity Date per Unit, calculated as though the date of default were the Stated Maturity Date.

In case of default in payment of this Note, whether on the Stated Maturity Date, the Early Redemption Date or upon acceleration, from and after such date this Note shall bear interest, payable upon demand of the Holders thereof, at the then current Federal Funds Rate, reset daily, to the extent that such payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Note to the date payment of such amount has been made or duly provided for.

“Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2)	if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 p.m., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 p.m., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 a.m., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate original public offering price or principal amount, as the case may be, of the Securities at any time Outstanding of each series affected thereby. Holders of specified percentages in aggregate original public offering price or principal amount, as the case may be, of the Securities of each series at the time Outstanding, on behalf of the Holders of all the Securities of each series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and herein, the transfer of this Note may be registered on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Company and each Holder or beneficial owner (by acceptance hereof) hereby agree to treat this Note for all tax purposes as a debt instrument that is subject to U.S. Treasury Regulation section 1.1275-4(b) governing contingent payment debt instruments, and, where required, the Company shall file information returns with the Internal Revenue Service in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes.

The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Note which are defined in the Indenture but not in this Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or in facsimile, and an imprint or facsimile of its corporate seal to be imprinted hereon.

Dated: June 29, 2007

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Facsimile Of Seal]

The Bank of New York, as Trustee	By:
John Thurlow Assistant Treasurer

Attest:

By:	By:
Authorized Officer		Judith A. Witterschein Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert Taxpayer Identification No.) _________________________________________________________________________________________

__________________________________________________________________________________________________________________________________________

(Please print or typewrite name and address including postal zip code of assignee)

__________________________________________________________________________________________________________________________________________

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date	_______________________________________________________________
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.